Exhibit 99.3

Outlook Therapeutics Announces Closing of $35.0 Million Bought Deal

MONMOUTH JUNCTION, N.J., February 2, 2021 — Outlook Therapeutics, Inc. (Nasdaq: OTLK) (“Outlook Therapeutics”), a late clinical-stage biopharmaceutical company working to develop the first FDA-approved ophthalmic formulation of bevacizumab-vikg for use in retinal indications, today announced the closing of its previously announced underwritten public offering of 35,000,000 shares of common stock of the Company at a price to the public of $1.00 per share. As previously announced, the company has granted the underwriter a 30-day option to purchase up to 5,250,000 additional shares of its common stock at the public offering price, less underwriting discounts and commissions.

H.C. Wainwright & Co. acted as the sole book-running manager for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as financial advisor to the Company.

GMS Ventures and Investments, an affiliate of Outlook Therapeutics’ largest stockholder and strategic partner, BioLexis Pte. Ltd., purchased directly or through an affiliate $8.36 million of the shares of common stock offered in the offering at the public offering price per share.

The gross proceeds to Outlook Therapeutics, before deducting underwriting discounts and commissions and offering expenses are approximately $35.0 million. Outlook Therapeutics intends to use the net proceeds from the offering for working capital and general corporate purposes, including in support of its ONS-5010 development program.

The shares of common stock were offered by Outlook Therapeutics pursuant to a registration statement on Form S-3 (File No. 333-231922) originally filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2019 and declared effective by the SEC on June 26, 2019. The offering of the shares of common stock was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC's website at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (646) 975-6996 or e-mail at placements@hcwco.com.

As previously announced, Outlook Therapeutics also entered into a definitive purchase agreement with Syntone Ventures, LLC for the purchase and sale in a private placement of 3,000,000 shares of its common stock at a purchase price of $1.00 per share, for aggregate gross proceeds of $3.0 million, which is anticipated to close by March 1, 2021, subject to satisfaction of customary closing conditions.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Outlook Therapeutics, Inc.

Outlook Therapeutics is a late clinical-stage biopharmaceutical company working to develop ONS-5010/LYTENAVA™ (bevacizumab-vikg) as the first FDA-approved ophthalmic formulation of bevacizumab-vikg for use in retinal indications, including wet AMD, DME and BRVO. If ONS-5010 is approved, Outlook Therapeutics expects to commercialize it as the first and only FDA-approved ophthalmic formulation of bevacizumab-vikg for use in treating a range of retinal diseases in the United States, United Kingdom, Europe, Japan, China and other markets. Outlook Therapeutics expects to file ONS-5010 with the U.S. FDA as a new BLA under the PHSA 351(a) regulatory pathway, initially for wet AMD. For more information, please visit www.outlooktherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “intend,” “will,” “potential,” “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. These include, without limitation, statements related to the use of proceeds from the offering, as well as the ability to close the concurrent private placement to Syntone. Although Outlook Therapeutics believes that it has a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting Outlook Therapeutics and are subject to risks, uncertainties and factors relating to its operations and business environment, all of which are difficult to predict and many of which are beyond its control. These risk factors include those risks detailed in Outlook Therapeutics’ filings with the Securities and Exchange Commission. These risks may cause actual results to differ materially from those expressed or implied by forward-looking statements in this press release. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Outlook Therapeutics does not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

CONTACTS:

Media Inquiries:

Harriet Ullman

Assistant Vice President

LaVoieHealthScience

T: 617-669-3082
hullman@lavoiehealthscience.com

Investor Inquiries:
Jenene Thomas
Chief Executive Officer
JTC Team, LLC
T: 833.475.8247
OTLK@jtcir.com

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